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                                                                    Exhibit 11.1

                          NEWFIELD EXPLORATION COMPANY
                    COMPUTATION OF EARNINGS PER COMMON SHARE

         (In thousands of dollars, except share and per share amounts)



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
                                                                            YEAR ENDED DECEMBER 31,
                                                                     ----------------------------------------
                                                                        1996          1995          1994
                                                                     -----------    -----------    ----------
Net income for earnings per share . . . . . . . . . . . . . . . .    $    38,494    $    16,264    $   14,440
                                                                     ===========    ===========    ==========

Earnings per common share . . . . . . . . . . . . . . . . . . . .    $      1.03    $      0.45    $     0.40
                                                                     ===========    ===========    ==========
Calculation of weighted average
   shares outstanding:

   Common stock, weighted average . . . . . . . . . . . . . . . .     34,873,163     33,940,272    33,197,954
   Common stock equivalents . . . . . . . . . . . . . . . . . . .      2,329,382      2,252,830     2,712,394
                                                                      ----------     ----------    ----------

      Total common stock and equivalents outstanding
      for earnings per common share . . . . . . . . . . . . . . .     37,202,545     36,193,102    35,910,348
                                                                      ==========     ==========    ==========
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